EXECUTION COPY

                                  AMENDMENT TO
                            STOCK PURCHASE AGREEMENT


         This AMENDMENT TO STOCK PURCHASE AGREEMENT (together with the Schedules and Attachments hereto, this "Amendment") is made as of the 28th day of October, 1998, by and among AU BON PAIN CO., INC., a Delaware corporation ("Seller"); ABP HOLDINGS, INC., a Delaware corporation ("ABPH") and ABP CORPORATION, a Delaware corporation ("Buyer").

                              W I T N E S S E T H:

         WHEREAS, Seller, ABPH and Buyer entered into a Stock Purchase Agreement dated August 12, 1998 (together with the Schedules and Attachments thereto, and as amended hereby, the "Agreement"), pursuant to which, among other things, Seller agreed: (1) to transfer to its wholly-owned subsidiary ABPH substantially all of the operating assets, store leases, contracts and liabilities associated with its Au Bon Pain Division pursuant to a Contribution Agreement to be entered into in the form attached to the Agreement as Exhibit 5.06; and (2) to sell and convey to Buyer all of Seller's capital stock of APBH, all upon and subject to the terms and conditions of the Agreement; and

         WHEREAS, Seller, ABPH and Buyer desire to amend the Agreement in certain respects as provided in this Amendment; and

         WHEREAS, unless otherwise expressly defined herein, capitalized terms used herein shall have the respective meanings ascribed to them in the Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties contained herein, the parties agree as follows:

         1.       Purchase Price.
                  ---------------

         Section 2.01 of the Agreement is amended by deleting the text therefrom in its entirety and substituting therefor the following:

         "Section 2.02     Form and Payment of Purchase Price.

                  Subject to adjustment as herein provided, the Purchase Price shall be SEVENTY-THREE MILLION DOLLARS ($73,000,000). At the Closing, Buyer shall pay to Seller the Purchase Price, as adjusted by the estimated amounts provided pursuant to Section 2.03(c) plus any amounts due pursuant to Section 2.05(a), by wire transfer of immediately available funds, to the account or accounts which are designated in writing by the Seller and delivered to Buyer at least two (2) Business Days prior to Closing."

         2.       Contribution Agreement.
                  -----------------------

         (a) Section 5.06 of the Agreement is amended by deleting the text therefrom in its entirety and substituting therefor the following:


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         "Section 5.06     Transfer of Assets and Assumption of Liabilities.

                  (a) Immediately prior to the Closing, the following transactions shall take place in the order set forth below:

                  (1) Seller shall transfer and assign or sublease to ABPH (for no additional consideration from Buyer) all of Seller's right, title and interest in and to the assets (including Intellectual Property), contracts, leases and agreements including, without limitation, all development agreements and individual franchise agreements (foreign and domestic) and ABPH shall assume certain liabilities, in each case relating to the Au Bon Pain Division, (but specifically excluding all leasehold improvements, machinery and equipment, signs, furniture and fixtures, transportation equipment and other fixed tangible equipment) pursuant to a Non-Fixed Asset Contribution Agreement to be entered into in the form attached hereto as Restated Exhibit 5.06A on terms which include all authorizations and consents which are necessary to permit the sale of the ABPH Common Stock to Buyer; provided, however, that Seller shall not assign or sublease to ABPH any store lease or other contract for which it fails or is unable to obtain a consent required under or in connection with such lease as a condition to such assignment or sublease or to the sale of the ABPH Common Stock to Buyer as contemplated herein.

                  (2) Seller shall transfer and assign (for no additional consideration from Buyer) to a Delaware corporation to be formed by Seller ("ABP Newco") all of Seller's right, title and interest in and to all leasehold improvements, machinery and equipment, signs, furniture and fixtures, transportation equipment and other fixed tangible equipment relating to the Au Bon Pain Division pursuant to a Fixed Asset Contribution Agreement to be entered into in the form attached hereto as Restated Exhibit 5.06B.

                  (3) ABP Newco shall merge with and into ABPH, with ABPH being the surviving corporation, in accordance with the Delaware General Corporation Law and the terms of an Agreement and Plan of Merger to be executed by ABP Newco and ABPH prior to the Closing in form and substance reasonably acceptable to each of Buyer and Seller, such merger to become effective prior to the Closing upon the filing of a Certificate of Merger with the Secretary of State of Delaware.

                  (4) The Non-Fixed Asset Contribution Agreement and the Fixed Asset Contribution Agreement shall be referred to herein collectively as the "Contribution Agreement". The transactions contemplated by the Non-Fixed Asset Contribution Agreement and the Fixed Asset Contribution Agreement shall be referred to herein as the "Restructuring".

                  (b) From the date of its formation through the Closing Date, ABP Newco will engage in no business activity other than the Restructuring."

         (b) Section 1.01 of the Agreement is amended by inserting a new subsection (d) at the end of such section as follows:

                  "(d) Any reference in the Agreement to the Contribution Agreement shall be deemed to be a reference to both the Non-Fixed Asset Contribution Agreement and the Fixed Asset Property Contribution Agreement. Any reference in this Agreement to "this Agreement" shall mean the Agreement as amended by the Amendment dated October 28, 1998."

         (c) Section 3.24 of the Agreement is amended by deleting the last sentence therefrom and substituting therefor the following:

                  "At or prior to the Closing, all such owned and leased assets, except as otherwise expressly provided in this Agreement, shall be transferred to ABP Newco and ABPH in connection with the Restructuring contemplated by Section 5.06 free and clear of all Encumbrances, except to the extent otherwise disclosed on Schedule 3.24. From the date of its formation through the Closing Date, ABP Newco will engage in no business activity other than the Restructuring contemplated by Section 5.06."

         3.       Net Worth Adjustment.
                  ---------------------

         (a) Section 2.03(f) of the Agreement is amended by deleting the text therefrom in its entirety and substituting therefor the following:

                  "(f) The term "Net Worth Adjustment" shall mean the amount, if any, by which the difference between: (1) the "Consolidated Assets" (as hereinafter defined) minus net plant, property and equipment, minus (2) "Consolidated Liabilities" (as hereinafter defined) of ABPH, on a consolidated basis as of the Closing Date (after giving effect to the Restructuring), exceeds or is less than the difference between: (1) the Consolidated Assets minus net plant, property and equipment, minus (2) Consolidated Liabilities of the Au Bon Pain Division, on a consolidated basis as of April 18, 1998. If the Net Worth Adjustment is positive (up to Three Million Dollars ($3,000,000)), it shall be added to the Purchase Price to be paid by Buyer to Seller at the Closing pursuant to
         Section 2.02. If the Net Worth Adjustment is negative, it shall be deducted from the Purchase Price to be paid by Buyer to Seller at the Closing pursuant to Section 2.02. As used herein the terms: (1) "Consolidated Assets" shall mean the sum of cash, accounts receivable, inventories, prepaid expenses and plant, property and equipment and "Other Assets", but such term shall exclude the $431,000 note receivable from Northern Bakers, Inc. created in connection with the transfer of the bakery/cafe known as "Big D" from Seller to Northern Bakers, Inc.; and (2) "Consolidated Liabilities" shall mean the sum of accounts payable, accrued expenses and minority interests, in each case calculated in accordance with GAAP applied consistently with the ABP Division Financial Statements."."

         4.       Transition Services Agreement.

         The form of Transition Services Agreement to be entered into at the Closing in the form attached to the Agreement as Exhibit 7.06 is amended by deleting such exhibit in its entirety and substituting therefor the form of agreement attached hereto as Restated Exhibit 7.06.

         5.       Representations and Warranties.

         (a) Schedule 3.10 of the Agreement is amended by adding to such schedule Supplemental Schedule 3.10 attached hereto.

         (b) Schedule 3.21 of the Agreement is amended by adding to such schedule Supplemental Schedule 3.21 attached hereto.

         6.       Conditions to Obligations of Buyer.

         Section 8.03(c) of the Agreement is amended by deleting therefrom the phrase "July 11, 1998" and substituting therefor the phrase "October 3, 1998".

         7.       Reaffirmation and Confirmation of Agreement.

         Except as otherwise set forth in this Amendment, the Agreement is ratified and confirmed in all respects.

         IN WITNESS WHEREOF, the parties hereto caused this Agreement to be duly executed, individually or by their respective authorized officers, on the day and year first above written.

WITNESS:                                        BUYER:
--------                                        ------

                                                ABP CORPORATION


/s/ Adrian J. van Schie                         By /s/ Stephen F. Edwards
---------------------------                        -----------------------------
Adrian J. van Schie                                Name:  Stephen F. Edwards
                                                   Title:  President

                                                SELLER:
                                                -------

                                                AU BON PAIN CO., INC.


/s/ Anthony J. Carroll                          By /s/Ronald M. Shaich
---------------------------                        -----------------------------
Anthony J. Carroll                                 Name:  Ronald M. Shaich
                                                   Title: Co-Chairman and
                                                         Chief Executive Officer

                                                ABPH:
                                                -----

                                                ABP HOLDINGS, INC.


/s/ Anthony J. Carroll                          By /s/Louis I. Kane
---------------------------                        -----------------------------
Anthony J. Carroll                                 Name:  Louis I. Kane
                                                   Title: President